Exhibit 99.1

August 13, 2018

Dear Shareholder:

Your company, Uwharrie Capital Corp, ended the second quarter, June 30, 2018, with total assets of $614 million, an annualized increase of 13.19% compared to December 31, 2017. The asset quality of our balance sheet remains very strong with non-performing assets and past due loans at historically low levels and well below our state banking peers. Uwharrie Bank’s liquidity is also very strong by industry standards. Our balance sheet is comprised of excellent quality assets, funded by a solid base of core deposits and strong capital levels.

Balance sheet strength, along with the momentum of a robust economy, gave us the strategic runway and platform we needed to launch our investments into new technologies, product lines and markets that will keep our company viable and relevant long-term; however, investing in our future involves a higher level of cost short-term. Our core processing system is the heart of our ability to provide ﬁnancial services. The current system is 15 years old and not able to efﬁciently support our operations and growth going forward. A project team began working on this conversion over a year ago, and we will convert to the new system during third quarter of 2018. Transitioning to this new core system has taken countless hours of work from our dedicated team and includes over $250 thousand of one-time expenses through June 30, 2018. This new core system will allow us to achieve new operational efﬁciencies while, at the same time, improving our customers’ experience.

The new team of Small Business Administration/United States Department of Agriculture Rural Development (SBA/USDA) lending specialists, which was discussed in our ﬁrst quarter letter, has continued to grow and develop new business relationships for our company. Over the course of 2018, the team expects to break even and begin producing a net income contribution in 2019; however, it has taken an investment of $175 thousand in the ﬁrst six months of 2018.

Our new full-service banking ofﬁce on Rea Road in Ballantyne (Charlotte) is out-performing expected goals, though it is still in the initial start-up phase. The 2018 year-to-date investment impact is $370 thousand in additional operating cost. As new relationships develop and this ofﬁce grows, it will become a net income contributor to the company. In the ﬁnancial services industry, it is normal for a new branch to take 24 to 36 months to reach breakeven. Similarly, by our increasing the number of dedicated wealth management personnel in Charlotte and Asheboro, NC, we have impacted the company $50 thousand in 2018 year-to-date; however, this strategy allows our personalized ﬁnancial services footprint to expand beyond Anson, Stanly and Cabarrus counties.

All four of our investment strategies totaled approximately $845 thousand in incremental one-time costs through June 2018 (pre-tax), or $670 thousand after adjusting for tax. When comparing June 30, 2018 to the same period in 2017, and adjusting for these one-time expenses, the company’s Net Income would have been $1.37 million compared to $1.25 million, a 9.60% improvement in the core earnings run rate.

Reported net income available to common shareholders of $326 thousand for the quarter ending June 30, 2018, is down from last year’s reported earnings of $484 thousand reported for the same period. For the six months ending June 30, 2018, earnings available to common shareholders of $417 thousand were reported as compared to $955 thousand for the six months ending June 30, 2017.

As discussed, the decline in earnings is not due to problems with your company, but rather a focused strategic effort to position ourselves to be a long-term survivor. During the second quarter, revenues for the overall company continued to improve and were on track with our budget and strategic plan.

All of these 2018 investments, which are short-term expenses, are part of a longer term plan to position our company for exponential growth and revenue opportunities in 2019 and beyond. Your company will remain relevant and will be in a strategic position to deliver new products and services to our client relationships, adding more value to them, while providing you a greater return on your investment in Uwharrie Capital Corp.

Please remember to refer your family, friends and neighbors to us for their ﬁnancial needs. Thank you for your continued support.

Sincerely,

UWHARRIE CAPITAL CORP

/s/ Roger L. Dick	/s/ Brendan P. Duffey
President and Chief Executive Officer	Chief Operating Officer

This Report may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of the Company's goals and expectations with respect to earnings, income per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may," ”could," ”should,” “would,” “believe," ”anticipate," "estimate," "expect," “intend,” ”plan,” ”projects," ”outlook," or similar expressions. These statements are based upon the current belief and expectations of the Company‘s management and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

Uwharrie Capital Corp and Subsidiaries
Consolidated Balance Sheets (Unaudited)
	June 30,	June 30,
(Amounts in thousands except share and per share data)	2018	2017

Assets
Cash and due from banks	$7,505	$8,368
Interest-earning deposits with banks	91,520	68,539
Securities available for sale	90,429	102,209
Securities held to maturity (fair value $11,002 and $11,863, respectively)	11,118	11,780
Loans held for sale	5,292	3,112
Loans held for investment	370,577	353,179
Less: Allowance for loan losses	2,583	2,551
Net loans held for investment	367,994	350,628
Interest receivable	1,714	1,603
Premises and equipment, net	15,064	14,051
Restricted stock	1,094	1,068
Bank-owned life insurance	8,613	8,481
Other real estate owned	1,439	2,801
Other assets	12,453	12,957
Total assets	$614,235	$585,597

Liabilities
Deposits:
Demand, noninterest-bearing	$133,924	$122,003
Interest checking and money market accounts	307,736	285,731
Savings accounts	49,804	45,428
Time deposits, $250,000 and over	7,633	11,490
Other time deposits	51,556	57,468
Total deposits	550,653	522,120
Interest payable	149	149
Short-term borrowed funds	1,522	1,454
Long-term debt	9,534	9,534
Other liabilities	8,452	7,656
Total liabilities	570,310	540,913

Shareholders' Equity
Common stock, $1.25 par value: 20,000,000 shares authorized;
issued and outstanding or in process of issuance
7,100,749 and 6,979,244 shares, respectively.
Book value per share $4.69 in 2018 and $4.78 in 2017 (1)	8,876	8,724
Additional paid-in capital	12,762	12,263
Undivided profits	13,699	13,822
Accumulated other comprehensive income (loss)	(2,066)	(761)
Total Uwharrie Capital Corp shareholders' equity	33,271	34,048
Noncontrolling interest	10,654	10,636
Total shareholders' equity	43,925	44,684
Total liabilities and shareholders' equity	$614,235	$585,597

(1) Net income per share, book value per share and weighted average shares outstanding have been adjusted to reflect the 2% stock dividend in 2017.

Uwharrie Capital Corp and Subsidiaries
Consolidated Statements of Income (Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Amounts in thousands except share and per share data)	2018	2017	2018	2017

Interest Income
Interest and fees on loans	$4,469	$4,132	$8,725	$8,122
Interest on investment securities	484	507	995	1,016
Interest-earning deposits with banks and federal funds sold	365	158	642	262
Total interest income	5,318	4,797	10,362	9,400

Interest Expense
Interest paid on deposits	269	175	486	329
Interest paid on borrowed funds	142	143	280	285
Total interest expense	411	318	766	614

Net Interest Income	4,907	4,479	9,596	8,786
Provision for (recovery of) loan losses	38	(114)	116	(173)
Net interest income after provision (recovery of)
for loan losses	4,869	4,593	9,480	8,959

Noninterest Income
Service charges on deposit accounts	290	286	573	575
Interchange and card transaction fees	144	201	286	337
Other service fees and commissions	652	592	1,290	1,388
Income from mortgage loan sales	869	878	1,531	1,749
Other income	216	66	385	352
Total noninterest income	2,171	2,023	4,065	4,401

Noninterest Expense
Salaries and employee benefits	4,121	3,642	8,067	7,340
Occupancy expense	396	307	760	611
Equipment expense	165	148	335	300
Data processing	283	178	533	360
Other operating expenses	1,530	1,396	3,013	2,930
Total noninterest expense	6,495	5,671	12,708	11,541

Income before income taxes	545	945	837	1,819
Provision for income taxes	78	313	136	570
Net Income	$467	$632	$701	$1,249

Consolidated net income	$467	$632	$701	$1,249
Less: Net income attributable to noncontrolling interest	(141)	(148)	(284)	(294)
Net income attributable to Uwharrie Capital Corp and common shareholders	$326	$484	$417	$955
Net Income Per Common Share (1)
Basic	$0.05	$0.07	$0.06	$0.13
Assuming dilution	$0.05	$0.07	$0.06	$0.13
Weighted Average Common Shares Outstanding (1)
Basic	7,107,245	7,141,240	7,109,782	7,163,493
Assuming dilution	7,107,245	7,141,572	7,109,782	7,163,986

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